Exhibit 10.1
AMENDMENT DATED DECEMBER 31, 2008 TO EMPLOYMENT AGREEMENT
          The AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated JULY 20, 2005 between PALL CORPORATION, a New York Corporation (the “Company”) and ERIC KRASNOFF (“Executive”) as amended by amendments dated May 3, 2006, and July 18, 2006 (said Amended and Restated Employment Agreement as so amended being hereinafter called the “Agreement”) is hereby further amended as follows:
1.	Section 1 is amended by replacing the words “executive employee” with the words “chief executive officer.”

2.	Section 2(b) is amended by deleting the word “substantially” and adding the following phrase immediately after the phrase, “all of his business time and attention”:

“(other than time devoted to charitable and family business and/or investment activities which do not materially interfere with his duties hereunder)”

3.	Section 3(d) is amended by adding the following phrase at the end of the first sentence thereof:

“, which shall not be less than customarily provided to senior executive officers of the Company”

4.	Section 4(c) is amended by the addition of the following at the end of Section 4(c):

In addition, any of Executive’s restricted stock units not yet vested under the 2005 Stock Compensation Plan, as amended (the “Stock Plan”), outstanding on the date on which a Change in Control (as defined in the Stock Plan) occurs will vest on such date.

5.	Section 5 is renamed “Payments Upon Notice and Severance” and is hereby amended to read in its entirety as follows:
(a) Payments Upon Notice. If, in connection with any notice given under Section 1 or 4(c), upon written consent of the Company, Executive no longer performs any services for the Company under Section 2 of this Agreement or otherwise and Executive experiences a “separation from service” as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations issued thereunder (“Section 409A”) (“separation from service”) then subject to Executive’s compliance with Section 13 below (where applicable) and with Executive’s other continuing obligations under Section 9 below, Executive will receive the following compensation and benefits under this Agreement in lieu of any compensation or benefits to which he might otherwise be entitled under Section 3 of this Agreement or any benefit plans referenced therein:

(i)	Any Plan Bonus or pro rata portion thereof (based on actual Company performance for the full fiscal year as certified by the Compensation Committee and taking into account any negative discretion the Compensation Committee has the right to exercise) that Executive may be entitled to receive under the Bonus Plan with respect to the year in which Executive’s separation from service takes place, less any amount Executive elected to defer under the Management Stock Purchase Plan, paid in accordance with the terms of the Bonus Plan..

(ii)	Each month for a period of 24 consecutive months, beginning with the month following the month in which Executive’s separation from service occurs, the Company shall make a payment in an amount equal to (X) the sum of (1) Base Salary at the annual rate at which Executive’s Base Salary was payable immediately prior to Executive’s separation from service and (2) the amount determined under clause (X)(1) multiplied by 70% of the Target Bonus Percentage, divided by (Y) 12; provided that on any August 1st occurring after Executive’s separation from service, the annual rate of Base Salary set forth in (X)(1) shall be adjusted for changes in the Consumer Price Index in the manner set forth in Section 3(a) hereof). Each installment will be paid on the first business day of the applicable month.

(iii)	During the period beginning on the date of Executive’s separation from service and ending on the two-year anniversary thereof, any of Executive’s restricted stock units not yet vested under the 2005 Stock Compensation Plan, as amended (the “Stock Plan”), outstanding on the date of Executive’s separation from service will not be cancelled, but will continue to vest and be settled in the manner and at the times set forth in their grant agreements and the Stock Plan as though Executive had not experienced a separation from service until such two-year anniversary.

(iv)	(A) During the period beginning on the date of Executive’s separation from service and ending on the two-year anniversary thereof, any of Executive’s units not yet vested under the Management Stock Purchase Plan, as amended (the “MSPP”), as of the date of Executive’s separation from service will not be cancelled, but will continue to be settled in the manner and at the times set forth under the MSPP as though Executive had not experienced a separation from service until such two-year anniversary.
(B) Any vested units Executive had previously deferred under the MSPP, to the extent payable upon a Termination of Employment (as defined in the MSPP), will be paid on the two-year anniversary of Executive’s separation from service.
(v)	Any monthly pension to which Executive is entitled under the Pall Corporation Supplementary Pension Plan (the “SPP”) will be calculated at the time of the two-year anniversary of Executive’s separation from service and will commence payment on the later of the first day of the month after Executive has attained his Early Retirement Date (as defined in the SPP) and the two-year anniversary of Executive’s separation from service.

(vi)	During the period beginning on the date of Executive’s separation from service and ending on the two-year anniversary thereof, Executive shall continue to participate in the Company’s Comprehensive Welfare Benefits Plan; provided however, all expenses are incurred, and in-kind benefits provided, prior to such two-year anniversary and all expenses are reimbursed within 12 months following such two-year anniversary.

(vii)	In the event that Executive gives notice under Section 4(c):
(A) for purposes of Section 5(a)(ii), Executive will cease to receive such monthly payments on the date specified in the notice given by Executive (and not on the two-year anniversary of separation from service) and
(B) for purposes of Section 5(a) (iv)(A), the period of such continued vesting and for purposes of Sections 5(a)(iii) and (iv)(A), the period of such continued settlement shall end on the date specified in the notice given by Executive (and not on the two-year anniversary of separation from service), provided, however, that any units the settlement date for which under Sections 5(a)(iii) and (iv)(A) would have been the two-year anniversary of separation from service shall continue to be settled on such two-year anniversary.
(b) Severance. In the event that the Term of Employment is terminated by the Company under Section 1 hereof or by Executive under Section 2 or Section 4(c) hereof, subject to Executive’s compliance with Section 13 below and with Executive’s other continuing obligations under Section 9 below, in addition to any amounts Executive may be entitled to receive pursuant to Section 5(a) above, Executive will also be entitled to receive from the Company as severance pay, each month for a period of 24 consecutive months beginning with the month following the month in which Executive’s separation from service occurs, an amount equal to (A) the sum of (1) Base Salary at the annual rate at which Executive’s Base Salary was payable immediately prior to Executive’s separation from service and (2) the amount determined under clause (A)(1) multiplied by 150% of the Target Bonus Percentage divided by (B) 12. Each installment will be paid on the first business day of the applicable month.
(c) Supplementary Pension Plan. In no event will any monthly pension to which Executive is entitled under the SPP commence payment prior to the two-year anniversary of Executive’s separation from service, except that on or after the date executive attains 65 years of age, upon a separation from service for any reason, the monthly pension shall be payable at the time and in the form set forth under the terms of the SPP.
6.	Section 6 is amended by the insertion of the following at the beginning of the Section:

Other than in the event that the Term of Employment ends pursuant to Section 4(b), the phrase “the end of the Term of Employment”, “the date of the Term of Employment ends” or “the last day of the Term of Employment” whenever it appears in this Section 6 will be replaced by the phrase “the two-year anniversary of Executive’s separation from service” and the phrase “five full fiscal years of the Term of Employment” will be replaced by the phrase “five full fiscal years prior to the two-year anniversary of Executive’s separation from service.” In no event shall the calculation of the Annual Contract Pension under Section 6(a) take into account any payments made to Executive under Section 5(b) hereof.”
7.	Section 6(a)(ii) is amended to delete the parenthetical that reads as follows:

“(i.e., the effective date of termination of the Term of Employment under any of the provisions of ss. ss. 1, 2, or 4 hereof)”

8.	Section 6(b) is amended to delete the word “penultimate” from the second sentence of such Section and to delete following paragraph:

“For purposes of this Section, the amount of the pension payable to the Member under any Other Retirement Program shall be deemed to be the amount payable thereunder to the Member in the form of a single life annuity for the Member’s life, whether or not the Member receives payment of such pension in such form; provided, however, that the amount of such pension shall be taken into account under (b)(i) above only on and after the date on which payment of the Member’s pension under such Other Retirement Program commences or is paid.”
     and replace it with the following paragraph:
“For purposes of this Section, the amount of the pension payable to the Member under any Other Retirement Program shall be deemed to be the amount payable thereunder to the Member in the form of a single life annuity for the Member’s life beginning on the date the monthly pension under this Plan commences (the “Commencement Date”), whether or not the Member receives payment of such pension in such form.”

9.	The first sentence of Section 6(f)(v) is amended and restated in its entirety as follows:

At the Company’s option, the coverages and benefits to be provided hereunder may be provided through insurance, or by the Company directly paying, or reimbursing Executive or any of his Dependents for his or her payment of, expenses covered under this Section 6(f), so long as any such reimbursements are made within 12 months of the date on which the expense was incurred.

10.	Section 6(f) is amended by the insertion of the following at the beginning of Section 6(f):

The benefits under this Section 6(f) are conditioned upon Executive’s compliance with Section 13 below and with Executive’s other continuing obligations under Section 9 below.

11.	Section 6(f) is further amended by the insertion of the following at the end of Section 6(f):
(viii) The amount of expenses eligible for reimbursement or the amount of coverage or in-kind benefits provided under this Section 6(f) during any fiscal year may not affect the amount of expenses eligible for reimbursement or the amount of coverage or in-kind benefits provided under this Section 6(f) for any other fiscal year.
12.	Section 7(b) is amended and restated in its entirety as follows:

In the event that it shall be determined that any benefit provided or payment made by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of an agreement, plan, program, arrangement or otherwise (a “Payment”), would subject Executive to an obligation to pay an excise tax imposed by Section 4999 of the Code or any interest or penalties related to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of clarification and without limiting the effect of the foregoing, it is intended that Executive should be responsible for regular federal, state and local income and employment taxes and for any taxes incurred under Section 409A of the Code with respect to any Payment to which this Section 7 applies.

Subject to the provisions below, all determinations required to be made with respect to Executive, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions not specified herein to be used in arriving at such determinations, shall be made by a nationally recognized accounting firm proposed by the Company and reasonably acceptable to Executive (the “Firm”). In making such determination with respect to any matter that is uncertain, the Firm shall adopt the position that it believes more likely than not would be adopted by the Internal Revenue Service (“IRS”). The Firm shall provide detailed supporting calculations with respect to its determination both to the Company and Executive. All fees and expenses of the Firm shall be borne by the Company. If the Firm determines that no Excise Tax is payable by Executive it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Firm shall be final, binding and conclusive upon the Company and Executive, except as provided in the following sentences of this paragraph (b).

As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or that Gross-Up Payments which have been made by the Company should not have been made (“Excess Gross-Up Payment”).

An Underpayment or Excess Gross-Up Payment can result from a claim by the IRS or from a redetermination by the Firm. In the event that:

     (i) the IRS makes a claim and the Company exhausts its right to contest set out below and Executive thereafter is required to make a payment of any Excise Tax, the Firm shall promptly determine the amount of the Underpayment and such Underpayment shall be promptly paid by the Company to or for the benefit of Executive
     (ii) the Firm determines that an Underpayment has occurred, the Firm shall promptly determine the amount of the Underpayment, which shall be promptly paid by the Company to or for the benefit of Executive together with a Gross-Up Payment with respect to such Underpayment determined in accordance with the first paragraph of this Section 7(b) hereof in the same manner as if the Underpayment had originally been paid pursuant to such first paragraph of this Section 7(b).
     (iii) if the IRS makes an Excess Gross-Up Payment determination, or the Firm makes such determination and furnishes Executive with a written opinion that the basis for its determination would be accepted by the IRS, Executive shall promptly repay to the Company an amount equal to the reduction in aggregate taxes due by Executive resulting from such determination by the IRS or the Firm, provided that Executive shall only be required to repay any portion of such amount that had been paid to the IRS to the extent that and when Executive receives a refund from the IRS (or is entitled and able to utilize such amount as a credit against other taxes due).
Executive shall notify the Company in writing of any claim (including the nature and other details of such claim) by the IRS that, if successful, would require the payment by the Company of a Gross-Up Payment, within 10 days of such notice. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
(i) Give the Company any information reasonably requested by the Company relating to such claim,
(ii) Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
(iii) Cooperate with the Company in good faith in order effectively to contest such claim, and
(iv) Permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay all costs and expenses incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any taxes, including, without limitation, any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any taxes, including, without limitation, any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority. Any payment pursuant to this Section shall be paid on the same grossed-up basis as provided in the first paragraph of this Section 7(b) hereof, and shall reflect all taxes referred to in such paragraph of this Section 7(b)).
If, after the receipt by Executive of an amount advanced by the Company pursuant to the above paragraph, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of such paragraph) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to the above paragraph, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
13.	Section 7 is amended by adding the following at the end of such Section:
(c) Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A or an exemption and shall in all respects be administered and interpreted in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A and each installment of any payments and benefits provided to Executive under this Agreement that would be considered to be deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)(1)) will be treated as a separate “payment” for purposes of Section 409A. In the event the parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and the Company) within the time period permitted by Section 409A. In no event shall the Company be required to pay Executive any gross-up or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.
14.	Section 9 is renamed “Restrictive Covenants”, the paragraph that currently comprises Section 9 is designated “(a) Covenant Not to Compete.”, and the following is added at the end of Section 9:
(b) Non-Disparagement. While employed by the Company, and for a period of 18 months after the end of the Term of Employment if the Term of Employment is terminated by notice to the Company given by Executive under Sections 1, 2 or 4 hereof, or for a period of 12 months after the end of the Term of Employment if the Term of Employment is terminated by notice to Executive given by the Company under Section 1 or Section 4 hereof or terminated under Section 4 by reason of Executive’s attaining the age of 65 (the “Non-Disparagement Period”), Executive shall not make any disparaging or untruthful remarks concerning the Company or any of its subsidiaries, or their officers, directors, employees or agents, whether acting in their individual or representative capacities. Executive shall not be deemed to have breached Executive’s obligations under the foregoing sentence if during Executive’s employment with the Company Executive criticizes the job performance of employees who report to Executive, as part of such employees’ performance reviews and evaluations, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of Executive’s obligations to comply with laws, regulations and Company policies and procedures. Additionally, in the event that Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the Non-Disparagement Period any information that may be disparaging, Executive shall comply with such requests, provided that Executive shall give the Company prompt notice of any such request so that the Company may seek an appropriate protective order, and provided that Executive shall comply with the terms of any protective order so obtained. Similarly, during the Non-Disparagement Period, the Company shall not make any disparaging or untruthful remarks concerning Executive, except that the Company shall not be deemed to have breached its obligations hereunder: (i) if during Executive’s employment with the Company, any Company director, employee, agent or representative criticizes Executive’s job performance as part of performance reviews and evaluations or in response to questions from members of management, the board of directors or Company advisors, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of laws, regulations and Company policies and procedures, or (ii) in the event that the Company is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the Non-Disparagement Period any information that may be disparaging, the Company complies with such requests, provided that the Company shall give Executive prompt notice of any such request so that Executive may seek an appropriate protective order, and provided that the Company shall comply with the terms of any protective order so obtained.
(c) Non-Solicitation of Employees or Customers. While employed by the Company, and during the Non-Disparagement Period, Executive will not (i) indirectly or directly solicit, encourage, induce, or recruit any person who is then an employee of the Company or any of its subsidiaries to seek or accept employment with any other employer, or (ii) indirectly or directly solicit, encourage, or induce any customer of the Company to become the customer of any business that is competitive to any material extent with the business of the Company or any of its subsidiaries, provided, however, that if the Company terminates under Section 1 following a Change in Control (as defined in the Bonus Plan), the foregoing non-solicitation covenant shall not apply.
15.	Section 10 is amended by adding the following at the end of such Section:
The parties also acknowledge and agree that, if, in any judicial proceeding, a court shall deem any of the restrictive covenants in Section 9(a) or 9(c), invalid, illegal or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable, and if any such restrictive covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction. The parties hereto intend that the validity and enforceability of any provision of this Agreement shall not affect or render invalid any other provision of this Agreement.
16.	Section 12 is amended by adding the following phrase immediately following the phrase “except as required in the course of his employment by the Company”:

“or except as required to comply with requirements of applicable law or an order or subpoena of a court of competent jurisdiction (as to which Executive will notify the Company reasonably in advance of disclosure)”

17.	New Section 13 is hereby appended to the Agreement, and reads in its entirety as follows:

Release.

The payments and benefits under Sections 5(a)(ii), (iii), (iv), (vi) and (vii), 5(b), and 6(f) are subject to the condition that Executive has delivered to the Company an executed copy of a release substantially in the form attached hereto as Exhibit A (with such changes as may be required under applicable law) and that such release has become irrevocable within 30 days after the date of Executive’s separation from service. In that event, payment that otherwise would have been made within such 30-day period shall be paid at the expiration of such 30-day period; provided that any payments or benefits payable by reason of the death of Executive shall not be subject to the condition set forth in this Section 13.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.
PALL CORPORATION

By: Name:	/s/ DANIEL J. CARROLL, JR. Daniel J. Carroll, Jr.
Title:	Chairman, Compensation Committee
EXECUTIVE

/s/ ERIC KRASNOFF Eric Krasnoff

Exhibit A
GENERAL RELEASE
          1. Release of Claims and Waiver of Rights.
          (a) In consideration of any payments and benefits being provided to me under Sections 5(a)(ii), (iii), (iv), (vi) and (vii), 5(b), and 6(f) of the employment agreement (the “Employment Agreement”) dated July 20, 2005, as it may have been amended to the date hereof, between me and Pall Corporation (the “Company”), those payments and benefits being good and valuable consideration, the adequacy and sufficiency of which are acknowledged by me (the “Payments”), I, Eric Krasnoff, hereby release, remise and acquit Company, its present and past parents, subsidiaries and affiliates, their successors, assigns, benefit plans and/or committees, and their respective present or past officers, directors, managers, supervisors, employees, shareholders, attorneys, advisors, agents and representatives in their individual and corporate capacity, and their successors and assigns (the “Releasees”), from, and hold them harmless against, any and all claims, obligations, or liabilities (including attorneys, fees and expenses), asserted or unasserted, known or unknown, that I, my heirs, successors or assigns have or might have, which have arisen by reason of any matter, cause or thing whatsoever on or prior to the date on which this General Release is signed.
          (b) The terms “claims, obligations, or liabilities” (whether denominated claims, demands, causes of action, obligations, damages or liabilities) include, but are not limited to, any and all claims under any contract with the Company, claims of age, disability, race, religion, national origin, sex, retaliation, and/or other forms of employment discrimination, breach of express or implied contract, breach of employee handbook, practices or procedures, libel, slander, intentional tort or wrongful dismissal, claims for reinstatement or reemployment, arising under any federal, state, or local common or statutory law; claims for unpaid salary, commission or fringe benefits; or any other statutory claim before any state or federal court, tribunal or administrative agency, arising out of or in any way related to my employment relationship with the Company and its affiliates and the termination of that relationship. I will not file or permit to be filed on my behalf any such claim.
          (c) This General Release constitutes, among other things, a waiver of all rights and claims I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.) (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, all as amended including the amendment set forth in 42 U.S.C. § 1981 concerning damages in cases of intentional discrimination in employment, the New York State Human Rights Law, including N.Y. Exec. Law § 296, the New York City Human Rights Law, including § 8-107 of the Administration Code and Charter of New York City, and the New York Labor Law, and any other comparable national or state laws, all as amended.
          (d) Notwithstanding the preceding paragraph (c) or any other provision of this Agreement, this General Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim I believe I may have against the Company or its affiliates. However, by executing this General

Release, I hereby waive the right to recover in any proceeding I may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on my behalf. In addition, this General Release is not intended to interfere with my right to challenge that my waiver of any and all ADEA claims pursuant to this General Release is a knowing and voluntary waiver, notwithstanding my specific representation that I have entered into this General Release knowingly and voluntarily.
          (e) This General Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.
          (f) This General Release shall not apply to any rights in the nature of indemnification which I may have with respect to claims against me relating to or arising out of my employment with the Company and its affiliates or my service on their respective boards of directors, or any vested benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute. Notwithstanding anything to the contrary contained in this Section 1, I do not release any of the Releasees from the Company’s obligation to timely provide me with all payments and benefits to which I am entitled pursuant to the terms of the Employment Agreement, or any other obligations of the Company under the Employment Agreement.
     2. Continued Cooperation. In consideration of the Payments, I also agree to fully cooperate with the Company with respect to any reasonable assistance the Company may request from me upon reasonable notice to me, including but not limited to in connection with any legal claims, demands, or causes of action against the Company which relate to or are based on events that arose during the period of my employment with the Company. The Company shall pay me for such cooperation, at an hourly rate, calculated on the basis of my regular salary (not including bonus or any benefits) immediately prior to the termination of my employment with the Company, for each hour of assistance that I provide to the Company at its request, and shall reimburse me for all expenses I reasonably incur in connection with such cooperation, provided I deliver to the Company an invoice(s) in respect of such amounts, which invoice details with reasonable sufficiency the assistance provided and the number of hours spent providing such assistance. Notwithstanding the foregoing, in no case shall the Company require me to provide such assistance on more than 20 days in any year, nor shall the Company require me to travel outside the United States to provide such assistance. A condition for me providing any such assistance is that the Company shall agree to indemnify me for any and all liability I may incur in connection with providing such assistance to the same extent as if I was still an executive officer of the Company.
     3. Representations and Covenants. I hereby represent and agree to all of the following:
          (a) I have carefully read this General Release.
          (b) I understand it fully.
          (c) I am freely, voluntarily and knowingly releasing the Releasees in accordance with the terms contained above.

          (d) Before executing this General Release, I had twenty-one (21) days to consider my rights and obligations under this General Release.
          (e) The period of time I had to consider my rights and obligations under this General Release was reasonable.
          (f) Before signing this General Release, I was advised to consult with an attorney and given a reasonable period of time to do so and in executing this General Release have not relied on any representation or statement not set forth herein.
          (g) Execution of this General Release and the General Release becoming enforceable (in accordance with paragraph (h) below) within 30 days from the date of my “separation from service” (as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder) is a condition to the Payments, which payments and benefits are in addition to anything of value to which I am already entitled to receive from the Company and its affiliates.
          (h) For a period of seven (7) days following the date on which I sign this General Release, I may revoke it. Any such revocation must be made in writing and received by the Corporate Secretary of the Company, by the seventh day following the date on which I sign this General Release. The Company’s obligation to pay the consideration as set forth in Section 1 above shall not become effective or enforceable until this seven (7) day revocation period has expired without my having exercised my right to revoke.
          (i) I have reported to the Company any and all work-related injuries incurred by me during my employment by the Company.
          (j) There are no pending lawsuits, charges, employee dispute resolution proceedings, administrative proceedings or other claims of any nature whatsoever, that I have brought (and which are pending) against any Releasee, in any state or federal court, before any agency or other administrative body or in any other forum.
          (k) I am not aware of any material violation of any laws or Company policies or procedures by a Company employee or officer that has not been reported to Company officials.
          (l) My obligations under the Employee Agreement (attached hereto) including my obligations under the sections entitled Covenant Not to Compete, Non-Disparagement, Non-Solicitation, Inventions and Patents, Trade Secrets and Confidential Information, are reasonable, are necessary to protect legitimate interests of the Company, and continue beyond the termination of my employment and the execution of this General Release. If I violate my obligations under the Employee Agreement and such violation causes material harm to the Company, I understand that, in addition to other relief to which the Company may be entitled, the Company shall be entitled to cease providing the Payments and benefits provided to me pursuant to Section 1 above unless such violation is cured (if capable of being cured) within 30 days of notification by the Company to me of such violation (and, following such cure, all suspended payments shall be made in a single lump sum), and this General Release will remain in full force and effect.

          (m) If I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any matter, cause or thing which is the subject of the release under Section 1 of this General Release, this General Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from me all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.
          (n) If any provision of this General Release is declared illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions will immediately become null and void, leaving the remainder of this General Release in full force and effect, provided, however, that if the general release of all claims given by me herein is declared illegal, invalid, or unenforceable, this General Release will become null and void and, to the fullest extent permitted by law, any Payments (which are being provided to me as a result of my execution of this General Release) which have not yet been made by the Company to me shall no longer be required to be made.
          (o) Except as necessary to enforce my rights under this General Release or except as required to comply with requirements of applicable law or an order or subpoena of a court of competent jurisdiction (as to which I will notify the Company reasonably in advance of disclosure) or except to the extent such information has become public knowledge, I shall keep confidential and not disclose to any person, other than my spouse or attorneys, accountants and/or tax advisors who shall be obligated to and agree to keep confidential, the existence, nature and terms of this General Release, the amount and fact of any payment to me, any and all discussions, communications, and correspondence leading to this General Release and any and all events, conduct, statements and/or communications giving rise to or relating in any way to any and all claims, obligations or liabilities, I have or may have. This General Release shall not be construed as an admission by the Company or any other Releasee of any liability whatsoever for any damages, injuries or other claims, obligations or liabilities alleged or which may be alleged by me.
          (p) This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.
          4. Declaration. I declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

Date:

Eric Krasnoff
Acknowledged before me this
                                        , NOTARY PUBLIC